UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

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☐	Preliminary Information Statement

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☒	Definitive Information Statement

Propanc Biopharma, Inc.
(Name of Registrant As Specified In Charter)

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Propanc Biopharma, Inc.

302, 6 Butler Street

Camberwell, VIC, 3124 Australia

+61-03-9882-0780

August 22, 2024

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

Dear Shareholder:

This notice and the accompanying Information Statement are being distributed to the holders of record (the “Shareholders”) of the voting capital stock of Propanc Biopharma, Inc., a Delaware corporation (the “Company”), as of the close of business on August 22, 2024 (the “Record Date”), in accordance with Rule 14c-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the notice requirements of the Delaware Statutes (“DS”). The purpose of this notice and the accompanying Information Statement is to notify the Shareholders of actions approved by our Board of Directors (the “Board”) on August 7, 2024 and taken by written consent in lieu of a meeting by the holders of a majority of the voting power of our outstanding capital stock as of August 7, 2024 (the “Written Consent”).

The Written Consent approved the following actions:

●	Execute a reverse stock split of the Company’s issued and outstanding shares of Common Stock at a ratio somewhere between one post-split share per ten thousand pre-split shares (1:10,000) and one post-split share per one hundred thousand pre-split shares (1:100,000) (the “Reverse Stock Split”).

The Written Consent is the only shareholder approval required to effect the Reverse Stock Split under the DS, our Articles of Incorporation, as amended, or our Bylaws. No consent or proxies are being requested from our shareholders, and our Board is not soliciting your consent or proxy in connection with the Reverse Stock Split. The Reverse Stock Split, as approved by the Written Consent, will not become effective until 20 calendar days after the accompanying Information Statement is first mailed or otherwise delivered to the Shareholders. We expect to mail the accompanying Information Statement to the Shareholders on or about August 22, 2024.

Important Notice Regarding the Availability of Information Statement Materials in Connection with this Schedule 14C: We will furnish a copy of this Notice and Information Statement, without charge, to any shareholder upon written request to the address set forth above, Attention: Corporate Secretary.

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Sincerely,

/s/ James Nathanielsz, CEO and Director

Propanc Biopharma, Inc.

302, 6 Butler Street

Camberwell, VIC, 3124 Australia

+61-03-9882-0780

INFORMATION

STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND A PROXY.

INTRODUCTION

This Information Statement advises the shareholders of Propanc Biophrma Inc. (the “Company,” “we,” “our” or “us”) of the approval of the following corporate action:

●	Execute a reverse stock split of the Company’s issued and outstanding shares of Common Stock at a ratio somewhere between one post-split share per ten thousand pre-split shares (1:10,000) and one post-split share per one hundred thousand pre-split shares (1:100,000) (the “Reverse Stock Split”) at the discretion on the Board of Directors of the Company (the “Board”).

On August 7, 2024, our Board approved the Reverse Stock Split and submitted the same to certain holders of our Series B Preferred Stock. On the same date, the holder of a majority of the voting power of the outstanding capital stock of the Company (the “Majority Stockholder”) executed and delivered to us a written consent in lieu of a meeting (the “Written Consent”) approving the Reverse Stock Split.

Title 8 Section 211 of the DS provides that the written consent of the holders of outstanding shares of voting capital stock having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted can approve an action in lieu of conducting a special stockholders’ meeting convened for the specific purpose of such action. Title 8 Section 211 of the DS, however, requires that in the event an action is approved by written consent, a company must provide notice of the taking of any corporate action without a meeting to all shareholders who were entitled to vote upon the action but who have not consented to the action. Under Delaware law, shareholders are not entitled to dissenters’ rights with respect to the Reverse Stock Split (the “Stockholders”).

In accordance with the foregoing, we intend to mail a notice of Written Consent and this Information Statement on or about August 22, 2024. This Information Statement contains a brief summary of the material aspects of the actions approved by the Board and the Majority Stockholder, which hold a majority of the voting capital stock of the Company.

Common Stock

As of August 7, 2024, there were issued and outstanding 557,748,177 shares of Common Stock (with the holder of each share having one vote) and 1 share of Series B Preferred Stock. Pursuant to Title 8 Section 211 of the DS, at least a majority of the voting equity of the Company is required to approve the Reverse Stock Split by written consent. The Majority Stockholder, who holds 8,732 shares of Common Stock, and 1 share of Series B Preferred Stock (approximately 50.01% of the total voting equity of the Company), has voted in favor of the Reverse Stock Split, thereby satisfying the requirement under Title 8 Section 211 of the DS that at least a majority of the voting equity vote in favor of a corporate action by written consent.

The following table sets forth the name of the Majority Stockholder, the total number of shares that the Majority Stockholder voted in favor of the Reverse Stock Split, and the percentage of the issued and outstanding voting equity of the Company voted in favor thereof.

			Number of	Percentage of the Voting Equity
	Number of	Number of	Votes	that Voted in
	Common Shares	Series B Preferred	in Favor of	Favor of the
Name of Majority Stockholder	Held	Shares Held	Actions	Actions (1)
James Nathanielsz (1)	8,732	1	All	50.001%

(1)	Based on 557,748,177 shares of Common Stock and 1 share of Series B Preferred Stock issued and outstanding as of August 7, 2024.

ACTIONS TO BE TAKEN

The Reverse Stock Split will become effective on the date that FINRA approves the action. We intend to file the Reverse Stock Split with FINRA and have it become effective as soon as practicable following the twentieth (20th) calendar day following the date on which this Information Statement is mailed to the Stockholders.

REVERSE STOCK SPLIT

The Board has approved a reverse stock split of all the outstanding shares of the Company’s Common Stock at an exchange ratio of somewhere between one post-split share per ten thousand pre-split shares (1:10,000) and one post-split share per one hundred thousand pre-split shares (1:100,000). As stated above, the holder of shares representing a majority of the voting securities of the Company have given their written consent to the Reverse Stock Split.

The Board believes the Reverse Stock Split is necessary and advisable in order for the Company to maintain the Company’s financing and capital raising ability. Accordingly, it is the Board’s opinion that the Reverse Stock Split will better position the Company to continue and/or expand operations.

Upon effectiveness of the Reverse Stock Split, (i) the number of shares of Common Stock issued and outstanding immediately prior thereto will be reduced from approximately 557,748,177 shares (assuming this number of shares, outstanding and issuable as of August 7, 2024, are outstanding immediately prior thereto) to somewhere between approximately 5,575 shares and 55,748 shares, depending on the ratio the Board elects to enact, and (ii) proportionate adjustments will be made to the per-share exercise price and the number of shares covered by outstanding options and warrants, if any, to buy Common Stock, so that the total prices required to be paid to fully exercise each option and warrant before and after the Reverse Stock Split will be approximately equal. Except for adjustments that may result from the treatment of fractional shares, which will be rounded up to the nearest whole number, each shareholder will beneficially hold the same percentage of Common Stock immediately following the Reverse Stock Split as such shareholder held immediately prior to the Reverse Stock Split.

The Reverse Stock Split will have the result of creating newly authorized shares of common stock. This increase in the authorized number of shares of common stock and any subsequent issuance of such shares could have the effect of delaying or preventing a change in control of the Company without further action by the stockholders. Shares of authorized and unissued common stock could (within the limits imposed by applicable law and stock exchange regulations) be issued in one or more transactions which would make a change in control of the Company more difficult, and therefore less likely. Management use of additional shares to resist or frustrate a third-party transaction favored by a majority of the independent stockholders would likely result in an above-market premium being paid in that transaction. Any such issuance of the additional shares of common stock would likely have the effect of diluting the earnings per share and book value per share of outstanding shares of common stock, and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of the Company. The Board is not aware of any attempt to take control of the Company and has not presented this proposal with the intention that the Reverse Stock Split be used as a type of antitakeover device. Any additional shares of common stock, when issued, would have the same rights and preferences as the shares of common stock presently outstanding. Any additional shares of common stock so authorized will be available for issuance by the Board for stock splits or stock dividends, acquisitions, raising additional capital, conversion of Company debt into equity, stock options, or other corporate purposes. The Company has no other plans for the use of any additional shares of common stock and has no specific plans or proposals to issue additional shares, however, convertible noteholders may elect, at their sole option, to convert their convertible promissory notes into equity. The Company does not anticipate that it would seek authorization from the stockholders for issuance of such additional shares unless required by applicable law or regulations.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the number of shares of our common stock owned beneficially as of August 7, 2024 by: (i) each of our directors; (ii) each of our named executive officers; and (iii) each person or group known by us to beneficially own more than 5% of our outstanding shares of common stock. Unless otherwise indicated, the shareholders listed below possess sole voting and investment power with respect to the shares they own. As of August 7, 2024, we had 557,748,177 shares of common stock issued and outstanding.

The number of shares beneficially owned is determined under the rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any shares as to which a person or entity has sole or shared voting power or investment power plus any shares which such person or entity has the right to acquire within sixty (60) days of August 7, 2024 through the exercise or conversion of any stock option, convertible security, warrant or other right. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with that person’s spouse) with respect to all shares of capital stock listed as owned by that person or entity, and the address of each of the stockholders listed below is: c/o Propanc Biopharma, Inc.

	Common Stock		Series B Preferred Stock		Total Voting	Total Voting Power
Name of Beneficial Owner	Shares	%(1)	Shares	%(6)	Shares	%(1)(6)
Directors and Executive Officers:
James Nathanielsz (2)	8,732	0.001	1	100%	8,733	50.001%

Dr. Julian Kenyon (3)	3,425	0.001	—	—	3,425	0.001%

Josef Zelinger (4)	778,904	0.1%	—	—	778,904	0.1%

All Directors and Executive Officers as a Group (3 persons) (5)	791,061	0.1002%	1	100%	791,061	50.102%

(1)	Applicable percentages are based on 557,748,177 shares of our Common Stock outstanding as of August 7, 2024.
(2)	Includes (i) 5,932 shares of our Common Stock owned held by North Horizon Pty Ltd., which is the trustee of the Nathanielsz Family Trust. Mr. Nathanielsz has investing and dispositive power and a pecuniary interest in such shares held by such trust. In addition, such ownership includes (ii) 0.04 vested stock options for the purchase of up to 0.04 shares of our Common Stock, (iii) 0.04 vested restricted stock units and 2,800 shares of Common Stock held by Mrs. Nathanielsz, the spouse of Mr. Nathanielsz, as to which shares Mr. Nathanielsz disclaims beneficial ownership. Such ownership excludes 0.04 restricted stock units subject to certain vesting conditions, as discussed above in the section captioned “Executive Compensation – Employment Agreement with James Nathanielsz”.
(3)	Includes 3,425 shares of Common Stock and 0.02 vested stock options for the purchase of up to 0.02 shares of Common Stock and 0.02 vested restricted stock units; excludes 0.02 restricted stock units that are subject to certain vesting conditions, as discussed above in the section captioned “Executive Compensation - Amended and Restated Services Agreement with Julian Kenyon”.
(4)	Beneficial ownership includes (i) 2,806 shares of Common Stock, (ii) up to 776,098 shares of Common Stock issuable upon exercise of a common stock purchase warrant held by Aggro Investments Pty Ltd, which Mr. Zelinger wholly owns and controls, which is subject to a 4.99% beneficial ownership limitation providing that a holder of such warrant will not have the right to exercise any portion thereof if the holder, together with its affiliates, would beneficially own in excess of 4.99% or 9.99%, as applicable, of the Common Stock outstanding, provided that upon at least 61 days’ prior notice to us, the holder may increase or decrease such limitation up to a maximum of 9.99% of the shares of Common Stock outstanding. Beneficial ownership excludes an aggregate of 14,223,902 shares of Common Stock issuable upon exercise of such warrant as a result of the triggering of the 4.99% beneficial ownership limitations in such warrant. The principal business address of Aggro Investments Pty Ltd is 59 Seymour Road, Elsternwick, Victoria, Australia, 3185.
(5)	Includes all shares of Common Stock beneficially owned by our executive officers and directors, subject to any disclaimers set forth in footnotes 2 and 3 of the table above.
(6)	Applicable percentage is based on one share of our Series B Preferred Stock outstanding as of August 7, 2024. The holder of such share has voting power equivalent of the number of votes equal to the total number of shares of Common Stock outstanding as of the time of determination of stockholders entitled to vote.

ADDITIONAL INFORMATION

We are subject to the disclosure requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, file reports, information statements and other information, including annual and quarterly reports on Form 10-K and 10-Q, respectively, with the Securities and Exchange Commission (the “SEC”). Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549. Copies of such material can also be obtained upon written request addressed to the SEC, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the SEC maintains a web site on the Internet (http://www.sec.gov) that contains reports, information statements and other information regarding issuers that file electronically with the SEC through the Electronic Data Gathering, Analysis and Retrieval System.

The following documents, as filed with the SEC by the Company, are incorporated herein by reference:

(1)	Annual Report on Form 10-K for the fiscal year ended June 30, 2023;

(2)	Quarterly Report on Form 10-Q for the quarter ended September 30, 2023;

(3)	Quarterly Report on Form 10-Q for the quarter ended December 31, 2023;

(4)	Quarterly Report on Form 10-Q for the quarter ended March 31, 2024;

You may request a copy of these filings, at no cost, by writing Propanc Biopharma Inc., 302, 6 Butler Street, Camberwell, VIC, 312 Australia, or telephoning the Company at +61-03-9882-0780. Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this Information Statement (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to such previous statement. Any statement so modified or superseded will not be deemed a part of this Information Statement except as so modified or superseded.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

If hard copies of the materials are requested, we will send only one Information Statement and other corporate mailings to stockholders who share a single address unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, the Company will deliver promptly upon written or oral request a separate copy of the Information Statement to a stockholder at a shared address to which a single copy of the Information Statement was delivered. You may make such a written or oral request by (a) sending a written notification stating (i) your name, (ii) your shared address and (iii) the address to which the Company should direct the additional copy of the Information Statement, to the Company at 2028 E. Ben White Blvd., Suite 240-2835, Austin, Texas, 78741, or telephoning the Company at (866) 204-6703.

If multiple stockholders sharing an address have received one copy of this Information Statement or any other corporate mailing and would prefer the Company to mail each stockholder a separate copy of future mailings, you may mail notification to, or call the Company at, its principal executive offices. Additionally, if current stockholders with a shared address received multiple copies of this Information Statement or other corporate mailings and would prefer the Company to mail one copy of future mailings to stockholders at the shared address, notification of such request may also be made by mail or telephone to the Company’s principal executive offices.

This Information Statement is provided to the holders of Common Stock of the Company only for information purposes in connection with the Actions, pursuant to and in accordance with Rule 14c-2 of the Exchange Act. Please carefully read this Information Statement.

By Order of the Board of Directors

/s/ James Nathanielsz

Dated: August 22, 2024